                                                                  EXHIBIT 4.4

                                     AMENDED
                        CERTIFICATE OF DESIGNATION OF THE
             8% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D, OF
                          DURAMED PHARMACEUTICALS, INC.


         Duramed Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify as follows, pursuant to Section 151 of the Delaware General Corporation Law:

         FIRST: That no shares of the Company's 8% Cumulative Convertible Preferred Stock, Series D, have been issued;

         SECOND: That pursuant to authority vested in the Board of Directors of the Company (the "Board") by Article IV of the Certificate of Incorporation of the Company, the Board, at a meeting duly convened and held on the 11th day of July, 1996, adopted the resolution attached hereto as Exhibit 1 amending the terms of the Company's 8% Cumulative Convertible Preferred Stock, Series D; and

         THIRD: That such resolution of the Board, and the amendment thereby of the terms of the 8% Cumulative Convertible Preferred Stock, Series D, were duly made by the Board pursuant to its authority as aforesaid and in accordance with
Section 151 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Company has caused this Amended Certificate of Designation to be executed by its duly authorized agents as of this 12th day of July, 1996.

                                        DURAMED PHARMACEUTICALS, INC.


                                                 /s/ E/ Thomas Arington
                                        ------------------------------------
                                        By:      E. Thomas Arington
                                                 President



                                        ATTEST:


                                                 /s/ Timothy E. Hoberg
                                        ------------------------------------
                                        By:      Timothy E. Hoberg
                                                 Assistant Secretary





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                                    EXHIBIT 1

         RESOLVED, that the Board hereby amends the terms of the 8% Cumulative Convertible Preferred Stock, Series D of the Company (the "Series D Convertible Preferred Stock") as set forth in the Terms attached hereto, and, pursuant thereto, the Board hereby authorizes the adoption and filing of a Certificate of Amendment of Series D Convertible Preferred Stock with terms as attached hereto.

          TERMS OF 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D
                DURAMED PHARMACEUTICALS, INC.(the "Corporation")

         1. DESIGNATION AND AMOUNT. There is hereby established a series of Preferred Stock to be designated as the "8% Cumulative Convertible Preferred Stock, Series D" (the "Series D Convertible Preferred Stock") and the number of shares which shall constitute such series shall be 200,000 shares, with a stated value (the "Stated Value") of $100 per share.

         2. DIVIDENDS.
            ----------
            (a) GENERAL. The holders of the Series D Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends, at the rate of 8% of the Stated Value per annum from the date of issuance (with appropriate proration for any partial dividend period). Such cumulative dividends shall be payable quarterly in arrears on the fifteenth day of each January, April, July and October, commencing October 15, 1996.

            (b) DIVIDENDS CUMULATIVE. Dividends on the Series D
Convertible Preferred Stock shall accrue and be cumulative from the date of issuance, whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Corporation legally available for the payment of such dividends.

            (c) EQUALITY OF SHARES. No dividend shall be declared or set apart for any shares of the Series D Convertible Preferred Stock for any period unless at the same time a like proportionate dividend for the same period shall be declared or set apart for all shares of the Series D Convertible Preferred Stock then outstanding and entitled to receive such dividend.

            (d) RESTRICTIONS WITH RESPECT TO JUNIOR SHARES. So long as any shares of the Series D Convertible Preferred Stock shall remain outstanding, no dividend shall be declared or paid or set apart for payment on the Common Stock or any other class of stock ranking junior to the Series D Convertible Preferred Stock in either payment of dividends or liquidation (all such junior classes of stock including, without limitation, the Common Stock, hereinafter referred to collectively as the "Junior Stock") unless full dividends (including interest on any accumulations of dividends) on all outstanding shares of Series D Convertible Preferred Stock shall have been paid in full for all past dividend periods and the dividends on all outstanding shares of Series D Convertible Preferred Stock for the then current dividend period shall have been paid or declared and sufficient funds set apart for payment thereof.

         3. LIQUIDATION PREFERENCE.
            -----------------------
            (a) GENERAL. The Series D Convertible Preferred Stock shall be preferred over the Common Stock and any other class or series of Junior Stock. In the event of any liquidation or dissolution or winding up of the Corporation, the


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holders of the Series D Convertible Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation, out of the assets of the Corporation available for distribution to its shareholders, all accumulated and unpaid dividends before any distribution of the assets shall be made to the holders of the Common Stock or any other class or series of Junior Stock. After payment of accumulated dividends on the Series D Convertible Preferred Stock shall have been made in full as provided in the preceding sentence, but not prior thereto, the Preferred Stock, the Common Stock and any other series or class of Junior Stock shall, subject to the respective terms and provisions, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, with the Series D Convertible Preferred Stock sharing therein in an amount per share of Series D Convertible Preferred Stock equal to the amount to be distributed on each share of Common Stock multiplied by a fraction the numerator of which is the Stated Value of such share of Series D Convertible Preferred Stock and the denominator of which is the then Conversion Price.

                  (b) DISTRIBUTIONS PRO RATA. If upon any liquidation or dissolution or winding up of the Corporation the amounts payable on or with respect to the Series D Convertible Preferred Stock together with the amounts payable on or with respect to all classes or series of stock ranking on a parity with the Series D Convertible Preferred Stock as to distribution of assets are not paid in full, the holders of shares of Series D Convertible Preferred Stock together with all classes or series of stock ranking on a parity with the Series D Convertible Preferred Stock as to distribution of assets shall share pro rata in any distribution of assets in respect of the shares held by them upon such distribution in proportion to the amounts that would have been distributable to each such class or series if all amounts payable on or with respect to the Series D Convertible Preferred Stock and any other class or series of stock that so ranks on a parity with the Series D Convertible Preferred Stock had been paid in full.

                  (c) MERGER OR CONSOLIDATION. Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation or dissolution or winding up of the Corporation.

                  (d) NOTICE REQUIRED. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable and stating the anticipated amount of any such distributable amount, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series D Convertible Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

         4.       CONVERSION.
                  -----------
                  (a) GENERAL. Shares of Series D Convertible Preferred Stock may be converted at the option of the holder thereof, or otherwise as provided below, into fully paid and nonassessable shares of Common Stock of the Corporation at a price (the "Conversion Price") equal to 85% of the Market Price (as defined below) per

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share of Common Stock on the date of conversion (but the Conversion Price shall be not less than $7.00 per share (the "Minimum Price") or greater than $20.00 per share (the "Maximum Price")) with respect to the Stated Value of each share of Series D Convertible Preferred Stock, together with all accrued but unpaid dividends thereon. Such option may be exercised by any holder on or after October 16, 1996. Except as provided in Section 6, any shares of Series D Convertible Preferred Stock not converted into Common Stock prior to July 18, 1998 shall be automatically converted on such date without any action of the holder thereof. The Market Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 10 consecutive trading days ending on the trading day prior to the day in question. "Closing price" on any day when used with respect to the Common Stock means the reported closing bid price therefor as reported by Bloomberg, L.P., or if not so reported the closing bid price as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. Notwithstanding the foregoing, the maximum number of shares of common stock which may be issued upon conversion of the shares of Series D Convertible Preferred Stock (the "Maximum Number of Shares of Common Stock") shall not exceed 2,130,895. Shares of Series D Convertible Preferred Stock which remain outstanding after the issuance of the Maximum Number of Shares of Common Stock shall no longer be convertible into shares of Common Stock but shall instead be subject to redemption as provided in Section 6 hereof. The Maximum Number of Common Shares shall be subject to adjustment as provided in Section 4(b)(i).

                  (b) ADJUSTMENTS. The Minimum and Maximum Prices, the Maximum Number of Shares of Common Stock and the kind and amounts of securities and property for which the shares of Series D Convertible Preferred Stock may be converted shall be subject to adjustment from time to time as follows:

                      (i) If, at any time after the issuance of the Series
D Convertible Preferred Stock, the Corporation shall (A) declare or pay a dividend, or make a distribution, to all holders of its Common Stock in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock (other than a subdivision or combination thereof or a change in par value) any securities, the Maximum Price and the Minimum Price and the Maximum Number of Shares of Common Stock in effect immediately prior to such action shall be adjusted so that the holder of any share of Series D Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the kind and number of shares of Common Stock of the Corporation and/or other securities which he would have owned or been entitled to receive immediately following such action had such share of Series D Convertible Preferred Stock been converted immediately prior thereto. Any adjustment made pursuant to this Paragraph (b)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.


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                           (ii)  If, at any time after the date of issuance of
the Series D Convertible Preferred Stock, the Corporation shall distribute to all or substantially all holders of its Common Stock either (A) evidences of indebtedness or assets (excluding cash dividends or distributions) or (B) any other securities of the Corporation or any rights, warrants or options to subscribe for, purchase or otherwise acquire securities of the Corporation in a transaction not covered by Paragraph (b)(i) above (any of which are referred to herein as "Other Securities"), then and in any such case the Corporation shall either distribute such Other Securities to the holders of the Series D Convertible Preferred Stock or reserve for the benefit of the holders of the Series D Convertible Preferred Stock such amount of such Other Securities as the holders of all Series D Convertible Preferred Stock then outstanding would have owned or been entitled to receive immediately following such action had the shares of Series D Convertible Preferred Stock been converted into shares of Common Stock immediately prior thereto. In addition, the Corporation shall either distribute to, or reserve for the benefit of, the holders of the Series D Convertible Preferred Stock any principal, interest, dividends or other property payable with respect to such Other Securities as and when such interest, dividends or other property is distributed to the holders of Common Stock. If such a reserve is made, as and when each such share of Series D Convertible Preferred Stock is converted, the holder of such share shall be entitled to receive from the Corporation his share of such Other Securities together with the principal, interest, dividends or other property payable with respect thereto.

                           (iii)  All calculations under this Section 4 shall
be made to the nearest one-tenth of a cent or to the nearest one thousandth of a share, as the case may be. No adjustment shall be required unless such adjustment would result in an increase or decrease of at least one percent (1%) of the Minimum Price and the Maximum Price or the Maximum Number of Shares of Common Stock; provided, however, that any adjustments which by reason of this subparagraph (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                           (iv)  Whenever the Minimum Price and the Maximum
Price and Maximum Number of Shares of Common Stock are adjusted or Other Securities are reserved as herein provided, the Corporation shall mail or cause to be mailed a copy of a statement, verified by its independent certified public accountants, setting forth the required adjustments or the nature and amount of Other Securities, as the case may be, to each person who is a registered holder of Series D Convertible Preferred Stock at such person's last address as the same appears on the books of the Corporation. Each adjustment shall remain in effect until a subsequent adjustment is required hereunder. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of any action taken. Following any adjustment to the Minimum Price and the Maximum Price and the Maximum Number of Shares of Common Stock, the holders of the Series D Convertible Preferred Stock shall be entitled, by themselves or through attorneys or accountants retained by them, to inspect the books and records of the Corporation in order to verify such adjustment. Such inspection shall be at the expense of the holders of the Series D Convertible Preferred Stock requesting such inspection unless such inspection reveals an error in the adjustment equal to 5% or more of the Minimum Price and the Maximum Price

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or the Maximum Number of Shares of Common Stock, in which case the Corporation shall promptly reimburse the holders for all expenses incurred in connection therewith.

                           (v)  If at any time, as a result of an adjustment
made pursuant to Paragraph (ii) above, the holders of Series D Convertible Preferred Stock shall become entitled to receive upon conversion any Other Securities, thereafter the number of such Other Securities receivable upon conversion of the Series D Convertible Preferred Stock and the price of the Other Securities shall be subject to adjustment from time to time and in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series D Convertible Preferred Stock contained in Paragraphs (i) and
(ii), above.

                  (c) MERGER OR CONSOLIDATION. In case of a merger or consolidation of the Corporation with or into another corporation, or the sale or transfer of all, or substantially all, of the property or assets of the Corporation, the holders of shares of Series D Convertible Preferred Stock shall thereafter have the right to convert each of such shares into the kind and amount of shares of stock or other securities and property (including cash) receivable (the "Consideration") upon such merger, consolidation or sale by a holder of the number of shares of Common Stock (whether whole or fractional) into which such shares of Series D Convertible Preferred Stock might have been converted immediately prior to such merger, consolidation or sale (all of which Consideration shall be reserved and become payable upon conversion in the same manner as for Other Securities pursuant to Paragraph (b)(ii) above and shall be adjusted as provided in Paragraph (b) above), and shall have no other conversion rights under these provisions and, in addition, the Corporation shall reserve, on a current basis as and when distributed, for payment upon conversion, in the same manner as required for Other Securities pursuant to Paragraph (b)(ii) above, any interest, dividends, other stock, securities or property distributable with respect to the Consideration, the same as if such shares of Series D Convertible Preferred Stock had been converted immediately prior to such merger, consolidation, or sale of assets; and effective provision shall be made in the charter of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the adjustment of the conversion terms of the Series D Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any of the Consideration deliverable upon conversion of Series D Convertible Preferred Stock remaining outstanding or other convertible preferred stock received in place thereof. Any such resulting or surviving corporation shall expressly assume the obligation to deliver the Consideration, upon the exercise of the conversion right, (and, to that end, shall reserve sufficient Consideration to issue, distribute and/or pay the holders of the Series D Convertible Preferred Stock as if all such stock were converted) as holders of Series D Convertible Preferred Stock remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for protection of conversion rights as above provided.

                  (d) NOTICES. If, at any time while shares of Series D Convertible Preferred Stock are outstanding, the Corporation shall (i) declare a dividend (or any other distribution) on its Common Stock, other than in cash, or
(ii) reclassify its Common Stock (other than through a subdivision or combination thereof or a change

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in par value) or become a party to any consolidation or merger or sale or transfer of all or substantially all of the assets of the Corporation, for which approval of the holders of its stock is required, then the Corporation shall cause to be mailed to registered holders of Series D Convertible Preferred Stock, at their last addresses as they shall appear on the books of the Corporation, at least thirty (30) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not to be taken, the date as of which holders of Common Stock of record to be entitled to such dividend or distribution are to be determined, or (y) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give or receive the notice required by this Paragraph (d) or any defect therein shall not affect the legality or validity of any such dividend, distribution, reclassification, consolidation, merger, sale, transfer or other action.

                  (e) EXERCISE OF CONVERSION RIGHTS. The holder of any shares of Series D Convertible Preferred Stock may exercise his option to convert such shares into shares of Common Stock only by surrendering for such purpose to the Corporation the certificates representing the shares to be converted, accompanied or preceded by written notice (which may be transmitted by telecopier) that such holder elects to convert such shares in accordance with the provisions of this Section 4. Said notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. Each certificate or certificates surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as that in which such certificate or certificates are registered, be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney. Each conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation as aforesaid, provided that the certificates to which such notice relates are received by the Corporation no later than the third business day following the date of receipt of such notice, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby notwithstanding that the transfer books of the Corporation may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to such person. Within three business days after receipt of the certificates representing the shares to be converted and the notice of conversion, the Corporation shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion and shall pay or cause the payment of such Other Securities or Consideration or other property as may be payable upon conversion pursuant to Paragraphs (b)(iii) or (c) of this
Section 4.

                  (f) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in connection with the conversion of shares of Series D Convertible Preferred

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Stock into Common Stock. Instead of any fractional share of Common Stock which would otherwise be issuable on conversion, the Corporation shall pay a cash adjustment with respect to such fractional share computed on the basis of the then current fair market value of the Common Stock, as determined in good faith by the Corporation's Board of Directors.

                  (g) TAX ON CONVERSION. The issuance of stock certificates on conversions of shares of Series D Convertible Preferred Stock shall be made without charge to converting shareholders for any tax in respect of the issuance thereof except any tax on the income or gain derived by the converting shareholders as a result of the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares of Series D Convertible Preferred Stock converted, and the Corporation shall not be required to so issue or deliver any stock certificate unless and until the person or persons requesting the registration of transfer shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                  (h) SECURITIES RESERVED. The Corporation shall at all times reserve and keep available out of its authorized Common Stock (and any Other Securities or Consideration or property) the full number of shares of Common Stock (and any Other Securities or Consideration or property) deliverable upon the conversion of all outstanding shares of Series D Convertible Preferred Stock. The Corporation shall not enter into any agreement or take any action which would impair or restrict its legal authority to issue such shares of Common Stock, Other Securities or Consideration or property upon conversion or to defeat in any way the right of the holders of the Series D Convertible Preferred Stock to receive such consideration upon conversion. In addition, whenever the Corporation is required to reserve any interest, dividends or other property payable upon conversion of the Series D Convertible Preferred Stock, the Corporation shall, as to cash, deposit such amounts in one or more separate accounts for the sole benefit of the holders of the Series D Convertible Preferred Stock upon conversion and, as to other property, physically segregate or otherwise set such property aside in such a manner as to protect the rights of the holders of the Series D Convertible Preferred Stock to the receipt of such property upon conversion.

                  (i) EFFECT OF CONVERSION. All shares of Series D Convertible Preferred Stock which shall have been converted into shares of Common Stock shall assume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

         5.       Voting Rights.
                  --------------
                  No holder of Series D Convertible Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

         6.       Redemption.
                  -----------
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                  Within five days after issuance by the Corporation of the
Maximum Number of Shares of Common Stock upon conversion of shares of Series D Convertible Preferred Stock, the Corporation shall provide notice of such event to registered holders of Series D Convertible Preferred Stock, at their last known addresses as they shall appear on the books of the Corporation. Effective the date of such mailing, holders of shares of Series D Convertible Preferred Stock which then remain outstanding may cause such shares to be redeemed by the Corporation at an amount equal to the Redemption Value (as hereinafter defined) of such shares. The holder of any shares of Series D Convertible Preferred Stock may exercise his option to redeem such shares only by surrendering for such purpose to the Corporation the certificates representing the shares to be redeemed, accompanied or preceded by written notice (which may be transmitted by telecopier) that such holder elects to redeem such shares in accordance with the provisions of this Section 6. Said notice also shall state the name or names (with addresses) in which any shares of Series D Convertible Preferred Stock represented by the certificates surrendered which are not to be redeemed shall be re-issued. Each redemption shall be deemed to have been effective on the date on which such notice shall have been received by the Corporation as aforesaid, provided that the certificates to which such notice relates are received by the Corporation no later than the third business day following the date of receipt of such notice. Within three business days after receipt of the certificates representing the shares to be redeemed and the notice of redemption, the Corporation shall issue and deliver to the person or persons entitled to receive the same the Redemption Value of the shares to be redeemed. The Redemption Value of the shares of Series D Convertible Preferred Stock being redeemed shall be calculated by dividing the aggregate stated value of such shares by the Conversion Price which would be applicable if such shares were being converted into shares of common stock as provided in Section 4(a) on the date of redemption and multiplying the result by the Market Price per share of common stock on the date of redemption (provided that the Conversion Price shall not be less than the Minimum Price or greater than the Maximum Price). Any shares of Series D Convertible Preferred Stock which remain outstanding following the issue of the Maximum Number of Shares of Common Stock shall be redeemed automatically without requirement for any further action by either the holder thereof or the Corporation on July 18, 1998 at an amount equal to the Redemption Value on such date.

         7.       Amendment.
                  ---------
                  Notwithstanding the provisions of Section 5 above, so long as any share of Series D Convertible Preferred Stock is outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series D Convertible Preferred Stock, voting separately as a class.





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